MIGENIX Inc. BC Research Complex 3650 Wesbrook Mall Vancouver, BC V6S 2L2 Canada
|NEWS RELEASE|

FOR IMMEDIATE RELEASE

MIGENIX to Participate in “Breakthroughs in Hepatitis” Focus Session at the BIO CEO & Investor Conference in New York City

Vancouver, BC, CANADA & San Diego, CA, USA – February 13, 2006 – MIGENIX Inc. (TSX: MGI; OTC: MGIFF), a clinical-stage developer of drugs for infectious and degenerative diseases, has been selected to participate in the “Breakthroughs in Hepatitis” focus session at the 8th Annual BIO CEO & Investor Conference in New York City, February 14th and 15th. Dr. James DeMesa, President and CEO of MIGENIX, will join other panelists to review the next generation of potential hepatitis breakthroughs, and will present MIGENIX’s celgosivir (MX-3253), a first-in-class alpha glucosidase 1 inhibitor for the treatment of chronic Hepatitis C infections. The panel discussion and presentations will start at 9am ET Tuesday, February 14, 2006 in the Louis XVI Suite Center/West of the Waldorf-Astoria hotel in New York City. A web cast of the focus session will be available at http://ceo.bio.org/opencms/ceo/2006/index.jsp by February 16, 2006 and will also be accessible at www.migenix.com when available.

About Celgosivir

MX-3253 (celgosivir) is an alpha-glucosidase I inhibitor in Phase II development and is currently the only oral anti-HCV drug in clinical development which acts through this mechanism of action. Alpha-glucosidase is a host enzyme essential for the proper folding of the E1 and E2 HCV envelope proteins.  Inhibition of this enzyme results in prevention of viral replication and release from the cell. In preclinical studies, celgosivir has demonstrated strong synergy with interferon-alpha with and without ribavirin, as well as with other anti-HCV compounds, and has the potential to be included as part of a combination therapy approach to improve efficacy and/or tolerability.

About MIGENIX

MIGENIX is committed to advancing therapy, improving health, and enriching life by developing and commercializing drugs in the areas of infectious and degenerative diseases. The Company's clinical programs include drug candidates for the treatment of chronic hepatitis C infections (Phase II), the prevention of catheter-related infections (Phase III), the treatment of neurodegenerative diseases (Phase I) and the treatment of acne (Phase II). MIGENIX is headquartered in Vancouver, British Columbia, Canada with US operations in San Diego, California. Additional information can be found at www.migenix.com.

“Jim DeMesa”

James M. DeMesa, M.D.

President & CEO

CONTACTS

Art Ayres MIGENIX Inc. Tel: (604) 221-9666 Ext. 233 aayres@migenix.com	Dian Griesel, Ph.D. Investor Relations Group Tel: (212) 825-3210 Theproteam@aol.com

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.